CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into effective as of _____________, 2012 (the “Effective Date”), by and between HOLLYFRONTIER CORPORATION, a Delaware corporation (the “Company”) and ____________ (the “Employee”).
W I T N E S S E T H:
WHEREAS, the Employee is currently employed by the Company and is an integral part of its management;
WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel such as Employee;
WHEREAS, the Company recognizes that the possibility of a change in control of the Company will cause uncertainty and distract the Employee from his assigned duties to the detriment of the Company and its shareholders; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties in the event of a change in control of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Employee and the Company hereby agree as follows:
Section 1: Definitions
The following terms shall have the meanings set forth below whenever used herein:
(a)    “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
(b)    “Base Salary” shall mean the amount Employee was entitled to receive as salary on an annualized basis immediately prior to termination of Employee’s employment (or, if greater, immediately prior to a Change in Control), including any amounts deferred pursuant to any deferred compensation program, but excluding all bonus, overtime, welfare benefit premium reimbursement and incentive compensation, payable by the Company as consideration for the Employee’s services.
(c)    “Beneficial Owner” shall mean the beneficial owner of a security as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(d)    “Bonus” shall mean an amount equal to the average of the annual bonus amount actually paid to the Employee for the three (3) most recent years (or if employed for less than 3 years, the average bonus amount actually paid to the Employee for the years employed).
(e)    “Cause” shall mean the Employee’s (i) engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Board in good faith, or (ii) conviction of a felony provided the conviction is damaging to the Company or to the public’s perception of the Company, as determined by the Board in good faith. For purposes hereof, no act or failure to act, on the Employee’s part, shall be deemed “willful” if the Employee reasonably believed such acts or omissions were in the best interests of the Company.
(f)    “Change in Control” shall mean the occurrence of one of the following:
(i)    Any Person, or more than one Person acting as a group (as defined in Treasury regulation 1.409A-3(g)(5)(v)(B)), other than (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation (or other entity) owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing (A) more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities, or (B) more than forty percent (40%) of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 1(f)(iii)(A) below.
(ii)    A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(iii)    There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or entity, except if:
(A)    the merger or consolidation results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;
(B)    the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing more than sixty percent (60%) of the combined voting power of the Company’s then outstanding securities; or
(iv)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which is owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)    “Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following:
(i)    the material reduction in the Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or a material reduction in the authority, duties or responsibilities of the supervisor to whom Employee is required to report;

(ii)    a material diminution in the budget or other spending over which the Employee has authority;

(iii)    a reduction in the Employee’s base compensation in effect immediately before the Change in Control;

(iv)    if applicable, a failure of the Employee to be re-elected or appointed as an officer or to the board of directors or similar governing board of the successor;

(v)    the relocation of the Employee to an office or location more than fifty (50) miles from the location at which the Employee normally performed Employee’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Employee’s responsibilities; or

(vi)    a material breach of the terms of this Agreement.

Notwithstanding the foregoing, in the case of the Employee’s allegation of Good Reason: (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (B) the Company shall be given the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. In the event the alleged Good Reason event is not so remedied, Employee’s Termination of Employment will be effective immediately following the thirty (30) day cure period.

(i)    “Nonqualified Deferred Compensation Rules” shall mean the limitations and requirements set forth in section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.
(j)    “Person” shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization.
(k)    “Protection Period” shall mean the six (6) month period preceding a Change in Control and the twenty-four (24) month period beginning on the date of the Change in Control.
(l)    “Subsidiary” shall mean, as to any Person, a corporation or other entity of which a majority of the combined voting power of the outstanding voting securities is owned, directly or indirectly, by that Person.
(m)    “Termination Event” shall mean the Employee’s Termination of Employment either:
(i)    by the Company or its successor without Cause;

(ii)    by the Company or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the Change in Control transaction; or

(iii)    by the Employee for Good Reason.

(n)    “Termination of Employment” shall mean a termination of Employee’s employment within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii).

Section 2:    Term of Agreement
(a)    Term. The term of this Agreement (the “Term”) shall be for the period which commences on the Effective Date and which terminates on the day prior to the initial three (3) year anniversary of the Effective Date; provided, however, that the Term of this Agreement will be automatically extended for an additional two (2) year period as of the second anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter, unless the Board cancels further extension of this Agreement by giving notice to the Employee at least sixty (60) days prior to the initial two (2) year anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter.
(b)    Modification of Term Upon a Change in Control. Upon a Change in Control during the Term, the Term will be extended (or reduced, as the case may be) through the end of the Protection Period, immediately following which time this Agreement will terminate. If, prior to a Change in Control, the Employee ceases to be an employee of the Company pursuant to a Termination Event, thereupon the Term will continue for a period of six (6) months following the date of the Employee’s Termination of Employment and, in the event a Change in Control does not occur during such six (6) month period, the Term shall be deemed to have expired immediately following the end of the six (6) month period and this Agreement shall immediately terminate and be of no further effect. If the Employee ceases, prior to a Change in Control, to be an employee of the Company for any other reason, the Term will be deemed to have expired as of the date of such cessation of service and this Agreement shall immediately terminate and be of no further effect.
(c)    Survival of Certain Provisions. Notwithstanding the expiration of the Term or other termination of this Agreement, i. Sections 5(a), 6(e) and 6(l) of this Agreement shall survive any expiration or termination of this Agreement, and ii. if a Change in Control shall occur prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Employee to enforce his rights under Sections 3 and 4 of this Agreement.
Section 3:    Severance Benefits
(a)    Termination due to a Termination Event. In the event that the Employee’s employment with the Company or its successor is terminated due to the occurrence of a Termination Event during the Protection Period, the Employee shall be entitled to the following payments and other benefits:
(i)    The Company shall pay to the Employee a lump sum cash amount equal to the sum of (A) the Employee’s accrued and unpaid salary as of his date of termination plus (B) reimbursement for all expenses reasonably and necessarily incurred by the Employee (in accordance with Company policy) prior to termination in connection with the business of the Company plus (C) any accrued vacation pay, to the extent not theretofore paid. This amount shall be paid within ten (10) days after the Employee’s Termination of Employment.
(ii)    Company shall pay to the Employee an additional lump sum cash amount equal to the severance multiple set forth in the table below (the “Severance Multiple”) times the sum of Employee’s Base Salary plus Employee’s Bonus. Subject to the requirements of Section 3(c), this amount shall be paid within fifteen (15) days after the later of (A) Employee’s Termination of Employment, or (B) the Change in Control. The Severance Multiple will be determined based on the Employee’s designated pay grade in effect immediately prior to the Termination Event (or, if higher, prior to any Good Reason occurrence triggering a Termination Event).

Pay Grade	Severance Multiple
Pay Grade 38	3x
Pay Grade 37	2x
Pay Grade 36	1.75x
Pay Grade 35	1.5x
Pay Grade 34	1x

(iii)    The Company shall provide the Employee (and the Employee’s dependents, if applicable), beginning upon and continuing for a period of one year following the later of (A) his Termination of Employment, or (B) the Change in Control, with a similar level of medical and dental insurance benefits upon substantially the same terms and conditions as existed immediately prior to the Employee’s Termination of Employment subject to the following:
(A)    To the extent that any such medical or dental benefits are self-funded and during the period Employee would, but for the continued coverage provided pursuant to this Section 3(a)(iii), be entitled to continuation coverage with respect to such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Employee elected such coverage and paid the applicable premiums (the “COBRA Continuation Period”), the costs of the continued benefit coverage provided under this Section 3(a)(iii) will be imputed as income to the Employee and reported on Form W-2. Following the COBRA Continuation Period, to the extent Employee is still entitled to continued coverage pursuant to this Section 3(a)(iii), the medical and dental coverage to be continued under such self-funded arrangement shall be provided in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv)(A) as it applies to the provision of in-kind benefits.
(B)    Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Company is unable to provide any of the promised medical or dental benefits under its benefit plans, or in the event the Company will be subject to additional taxes to the extent such promised medical or dental benefits are provided, the Company will reimburse Employee for amounts necessary to enable the Employee to obtain medical and dental benefits substantially equal to what was provided to the Employee immediately prior to the Employee’s termination; provided, that any such reimbursement will be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv), including but not limited to the requirements that (I) the expenses eligible for reimbursement will be determined by reference to the objective and nondiscretionary criteria set forth in the Company’s medical and dental benefit plans, (II) the expenses eligible for reimbursement during one taxable year of the Employee will not affect the expenses eligible for reimbursement in any other taxable year (provided, that a limit imposed on the amount of expenses that may be reimbursed over some or all of the continuation period described in this Section 3(a)(iii) shall not in and of itself cause the reimbursement arrangement described herein to fail to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv)), (III) the reimbursement of an eligible expense will be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, and (IV) the right to reimbursement will not be subject to liquidation or exchange for another benefit.
(C)    Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Employee becomes reemployed with another employer and becomes eligible to receive medical and dental benefits similar to the benefits described herein from such employer, the medical and dental benefit coverage provided for herein shall terminate. Benefit continuation provided pursuant to this Section 3(a)(iii) will be applied towards any continuation coverage to which the Employee is entitled pursuant to COBRA.
(iv)    Except to the extent an award agreement provides to the contrary, all outstanding equity-based compensation awards of the Company or its Affiliates (other than awards intended to constitute “performance based compensation,” within the meaning of section 162(m) of the Code, granted to an individual who was determined to be reasonably likely to be a “covered employee,” within the meaning of section 162(m) of the Code when the award was granted (a “162(m) Award”)) shall become immediately vested (and in the case of performance awards that are not 162(m) Awards, the target (i.e., 100%) performance level shall be deemed to have been achieved at such time), nonforfeitable, settleable (to the extent such settlement would not result in additional taxes under section 409A of the Code) and, if applicable, exercisable. Any 162(m) Award will not be forfeited, but will continue to remain outstanding for the remainder of the performance period to which such 162(m) Award is subject and will, following the completion of the performance period, become vested and nonforfeitable, if at all, upon and in accordance with the achievement of the performance criteria established with respect to the 162(m) Award. Such 162(m) Award will not be pro-rated for the period of time during the performance period preceding the Termination Event.
(b)    Other Severance Pay. The Employee shall not be entitled to receive payment under any severance plan, policy or arrangement maintained by the Company (other than this Agreement). If the Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the amounts to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. If the Employee is entitled to any severance or termination payments under any employment or other agreement (other than award agreements issued pursuant to the HollyFrontier Corporation Long-Term Incentive Compensation Plan) with, or any plan or arrangement of, the Company, the payments to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of such payment. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Employee and his dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to similarly situated active employees of the Company, in which event the Employee shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active employees of the Company.
(c)    Release. Payments under Sections 3(a)(ii) and (iii) shall be conditioned upon the execution and delivery of a Release Agreement in the form attached hereto as Exhibit A (the “Release”) by Employee within forty-five (45) days of the date of Employee’s Termination of Employment, provided such Release is not revoked. Notwithstanding the times of payment otherwise set forth in Section 3(a), the payments due under Sections 3(a)(ii) and (iii) shall be made (or commenced, in the case of the payments due under Section 3(a)(iii)) to the Employee within fifteen (15) days following receipt by the Company of the Release properly executed (and not revoked) by the Employee, or, if later, the Change in Control. If the Employee fails to properly execute and deliver the Release (or revokes the Release), the Employee agrees that he shall not be entitled to receive the benefits described in Sections 3(a)(ii) and (iii).
(d)    Insurance Policies. In the event of the Employee’s Termination of Employment or in the event the Company intends to discontinue maintaining certain life insurance policies, the Company shall, at the request of the Employee, assign and transfer to the Employee (or his nominee) each insurance policy insuring the life of the Employee and owned by the Company which has no cash surrender value, to the extent that the Company is permitted to do so by the terms of such insurance policy.
Section 4:    Certain Additional Payments by the Company
(a)    Gross Up Payments.
(i)    Gross Up Payment. Subject to Section 4(e), in the event it shall be determined, according to the procedure set forth in Section 4(b), that any part of any payment or benefit received pursuant to the terms of this Agreement, (the “Contract Payments”) or any part of any payment or benefit received or to be received by the Employee throughout or for the Employee’s benefit pursuant to any other plan, arrangement or agreement of the Company or any Affiliate (together with the Contract Payments, the “Payments”) would be subject to the excise tax imposed by section

4999 of the Code, or if any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), it shall then be determined to what extent the aggregate present value of the Payment equals or exceeds an amount equal to three (3) times the Employee’s “Base Amount” (as defined in section 280G(b)(3)(A) of the Code). Subject to Section 4(e), if the amount of the Payment would need to reduced by ten percent (10%) or more of its total value in order to equal an amount less than three (3) times the Base Amount, then the Employee shall be entitled to receive an additional payment (a “Gross Up Payment”) from the Company in an amount such that the net amount retained by the Employee, after deduction of the Excise Tax on the Payment and any federal, state and local income tax and the Excise Tax on the Gross Up Payment, and any interest, penalties or additions to tax payable by the Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in section 1274(d) of the Code in such calculation) of the Payment at the time such Payment is to be made. If, on the other hand and subject to Section 4(e), after a reduction of less than ten percent (10%) of its total value, the Payment equals an amount less than three (3) times the Base Amount, then the amount of the Payment will be accordingly reduced and the Employee will not be entitled to a Gross Up Payment.
(b)    Calculation of Gross Up Payment. Subject to the provisions of paragraph (c) of this Section 4, all determinations required to be made under Section 4, including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to the Employee (the “Accounting Firm”), which shall be retained to provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Employee as of the later to occur of (i) five (5) days prior to the due date for the payment of any Excise Tax or (ii) five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. The Company may also select or solicit other evaluation experts to further assist in the evaluation of the calculations and assumptions if determined appropriate. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross Up Payment which should have been made will not have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 4 and the Employee thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.
(c)    Contested Taxes. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date than any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
(i)    give the Company any information reasonably requested by the Company relating to such claim;
(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and
(iii)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding the foregoing, the Employee shall not be entitled to any advance that would be deemed a violation of section 402(a) (Enhanced Conflict of Interest Provisions) of the Sarbanes-Oxley Act of 2002.
(d)    Refunds. If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Section 4, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
(e)    Termination of Gross-Up. The provisions of this Section 4 will terminate on the three (3) year anniversary of the Effective Date. Notwithstanding any subsequent extension of this Agreement, Employee acknowledges and agrees that on the three (3) year anniversary of the initial Effective Date the protections set forth in this Section 4 will be automatically terminated and be of no force or effect, and no Gross-Up Payment will be thereafter provided; provided, however, in the event a Change in Control occurs prior to such three (3) year anniversary, this Section 4 will not be terminated but will continue to apply for the remainder of the Protection Period.
Section 5:    Certain Covenants by the Employee
(a)    Protection of Confidential Information. The Employee acknowledges that in the course of his employment with the Company, the Employee has obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (ii) customers, clients or prospects of the Company, (iii) computer hardware or software used in the course of the Company business, and (iv) marketing strategies or other activities of the Company from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is known generally to the public or accessible to a third party on an unrestricted basis. The Employee recognizes that such Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Company to enter into this Agreement with the Employee and in partial consideration for the compensation payable hereunder to the Employee, the Employee hereby:
(i)    warrants and represents that he has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out the Employee’s duties and responsibilities of employment with the Company;
(ii)    agrees not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future;
(iii)    agrees not to make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the Employee’s duties and responsibilities of employment, the Employee may use Confidential Information for the benefit of any Affiliate of the Company;
(iv)    warrants and represents that all Confidential Information in his possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of the Employee’s termination; and
(v)    agrees that he will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than the Employee’s attorney, tax advisor, or spouse), except as required by law.
The Employee’s covenants in this Section 5(a) are in addition to, and do not supercede, the Employee’s obligations under any confidentiality, invention or trade secret agreements executed by the Employee, or any laws protecting the Confidential Information.
(b)    Non-Disparagement. The Employee agrees to refrain from engaging in any conduct, or from making any comments or statements, which have the purpose or effect of harming the reputation or goodwill of the Company or any of its Affiliates, employees, directors or stockholders.
(c)    Non-Solicitation. The Employee agrees that during the Term and for a period of one (1) year following Termination of Employment that the Employee will not, directly or indirectly, for the benefit of the Employee or for others, recruit, solicit or induce any employee or service provider of the Company or its Affiliates to terminate his or her employment or service relationship with the Company or its Affiliates, or hire or assist in the hiring of any such employee or service provider by a Person not affiliated with the Company or its Affiliates.
(d)    Extent of Restrictions. The Employee acknowledges that the restrictions contained in this Section 5 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
Section 6:    Miscellaneous
(a)    Clawback. Notwithstanding any provisions in this Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Board, amounts paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture and/or repayment of amounts paid or payable pursuant to this Agreement.

(b)    Tax Withholding. All payments required to be made to the Employee under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent required to be withheld pursuant to applicable law or regulation.
(c)    No Mitigation; Offset. The Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments or benefits required to be provided to the Employee, except as specifically provided in Section 3(a)(iii) above with respect to medical and dental benefits coverage. The obligations of the Company hereunder shall not be affected by any set-off or counterclaim rights which any party may have against the Employee; provided, however, that the Company may offset any amounts owed to the Company by the Employee against any amounts owed to the Employee by the Company hereunder.
(d)    Overpayment. If, due to mistake or any other reason, the Employee receives benefits under this Agreement in excess of what this Agreement provides, the Employee shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If the Employee fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to the Employee under this Agreement or otherwise.
(e)    Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.
(f)    Successors and Assigns. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by the Employee; provided, however, that any amounts that shall have become payable under this Agreement prior to the Employee’s death shall inure to the benefit of the Employee’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder (and all references to the Company herein shall be deemed to refer to such successor). In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 3(a) will be paid immediately prior to the Change in Control.
(g)    Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits prior to or following a Change in Control. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.
(h)    Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

Notice to the Employee shall be addressed to the employee’s then current work address.
Notice to the Company shall be addressed to:
HollyFrontier Corporation
2828 N. Harwood St., Suite 1300
Dallas, Texas 75201
Attn: General Counsel
(i)    Governing Law. Notwithstanding any conflicts of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of Texas.
(j)    No Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or interfere in any way (other than by virtue of requiring payments or benefits as expressly provided herein) with the right of the Company to terminate the Employee’s employment at any time.
(k)    Unfunded Obligation. Any payments hereunder shall be made out of the general assets of the Company. The Employee shall have the status of general unsecured creditor of the Company, and the Agreement constitutes a mere promise by the Company to make payments under this Agreement in the future as and to the extent provided herein.
(l)    Arbitration. All claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Agreement or the Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, Subsidiaries or Affiliates, or against each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by the mutual written agreement of the Employee and the Company, or otherwise, within thirty (30) days after notice of the dispute is first given. Claims covered by this Section 6(l) include, without limitation, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 6(l), the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction's law) or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 6(l)), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 6(l), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys' fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Employee and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.
(m)    Injunctive Relief. The Employee recognizes and acknowledges that, in the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Company shall be entitled to an injunction to enforce the provisions hereof, without any requirement for the securing or posting of any bond in connection with such remedy, in addition to pursuing its other legal remedies.
(n)    Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.
(o)    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
HOLLYFRONTIER CORPORATION

By:____________________________________
Name: Michael Jennings
Its: Chief Executive Officer

EMPLOYEE

Name:

EXHIBIT A
AGREEMENT AND RELEASE
This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and HollyFrontier Corporation, a Delaware corporation (the “Company”), in connection with the Change in Control Agreement between you and the Company dated ___________, 201_ (the “Change in Control Agreement”). You have ___ days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this ___-day period, you are not to sign it prior to ______________________.
1.    Definitions     (a)    “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.
    (b)    “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which you are a participant. The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.
2.    Consideration. The Company agrees to pay you the consideration set forth in Section 3(a) of the Change in Control Agreement. The Company will make this payment to you within fifteen (15) business days of the date you sign this Release (and return it to the Company), unless Section 3(a) of the Change in Control Agreement provides a longer time before payment must be made. You acknowledge that the payment that the Company will make to you under this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make this payment to you.
3.    Release of Claims     (a)    You, on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.
    (b)    The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.
    (c)    In furtherance of this Release, you promise not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.

5.    Acknowledgment. You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, have had the opportunity to seek the advice of legal counsel of your choosing, and are entering this Release voluntarily. In addition, you hereby certify your understanding that you may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.
6.    Applicable Law. This Release shall be construed and interpreted pursuant to the laws of the State of Texas without regard to its choice of law rules and shall be subject to the arbitration clause set forth in Section 6(l) of the Change in Control Agreement.
7.    Severability. Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

HOLLYFRONTIER CORPORATION	EMPLOYEE

By: _____________________________	By: _____________________________
Name: Michael Jennings	Name: __________________________
Title: Chief Executive Officer
Date: ____________________________	Date: ____________________________